Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Matthew Tramel, Media Relations Director
(630) 218-7364	(630) 218-8000 x4896
benchelt@inlandrealestate.com	tramel@inlandgroup.com

Inland Real Estate Corporation

Reports Third Quarter 2009 Results

OAK BROOK, IL (November 4, 2009) – Inland Real Estate Corporation (NYSE: IRC) today announced financial and operational results for the three and nine months ended September 30, 2009.

Key Points

•

Funds from Operations (“FFO”) for the third quarter was $7.9 million or $0.09 per share, compared to $23.4 million or $0.35 per share for the three months ended September 30, 2008.   Excluding the impact of non-cash impairment charges, net of taxes, and gains on extinguishment of debt recorded during the quarter, FFO per share would have been $0.25 per share for the quarter.

•

Total portfolio leasing continued a positive trend from early 2009 levels, with 90 leases signed during the quarter for the rental of 552,289 square feet, a 30 percent increase in square feet leased over the prior quarter and 100 percent increase over the first quarter of 2009.

•

Total portfolio average base rents on renewal leases increased 4.1 percent over expiring rents, while new lease spreads declined 25.5 percent for the quarter.  Excluding one lease for a former Linens N Things space and non-consolidated leasing activity, total portfolio new lease spreads decreased 2.6 percent over expiring rents.

•

Company addressed $127.6 million of consolidated and unconsolidated debt maturities since last quarter that consisted of  retiring $30.8 million of consolidated mortgage debt, purchasing an additional $5.0 million in principal of its convertible senior notes at a discount to face value, extending for up to two years, $80.0 million of construction loans on development joint venture projects subsequent to $19 million of principal pay downs, and replacing $11.8 million unconsolidated debt maturity with new five-year loan.

Financial Results

The Company reported that for the third quarter of 2009, FFO, a widely-accepted supplemental non-GAAP measure of performance for real estate investment trusts (REITs), was $7.9 million, compared to $23.4 million for the three months ended September 30, 2008.  On a per share basis, FFO was $0.09 (basic and diluted) for the quarter, compared to $0.35 in the third quarter of 2008.  Approximately $0.03 of the decrease in FFO per share is due to the additional shares issued by the Company in conjunction with its equity offering in May.  Reconciliations of FFO to net income and FFO per share to net income per share are provided at the end of this press release.

FFO, adjusted for non-cash impairment charges, net of taxes, and gains on extinguishment of debt was $21.3 million for the three months ended September 30, 2009, compared to $24.5 million for the three months ended September 30, 2008.  On a per share basis, FFO, adjusted for the above items was $0.25 (basic and diluted) for the quarter, compared to $0.37 in the third quarter of 2008.  The Company adjusts for these items in order to present the performance of its core portfolio operations.

The Company regularly reviews its investments in unconsolidated entities. When circumstances indicate that there may have been a loss in value of an equity method investment, the Company evaluates the investment for impairment by estimating its ability to recover the investment from future expected cash flows.  If the loss in value is determined to be other than temporary, the Company recognizes an impairment charge to reflect the investment at fair value.  Accordingly, in the quarter the Company recorded non-cash impairment charges of $15.7 million, or $0.19 per share, an amount equal to its pro rata share, on certain unconsolidated development joint venture projects to reflect the investments at fair value.  During the quarter the Company also recorded gains on extinguishment of debt totaling $882,000 or $0.01 per share, related to the Company’s purchase of its convertible notes at a discount to par and the early retirement of mortgage debt on two consolidated properties.  The Company did not record any impairment charges on development joint venture projects or gains on retirement of debt in the third quarter of 2008.

Excluding the aforementioned items, the decrease in FFO from the prior year quarter was primarily due to certain big-box tenant bankruptcies, increased vacancy, decreased income from properties owned through the joint venture with Inland Real Estate Exchange Corporation (IREX) while those properties were consolidated, and decreased equity in earnings from unconsolidated joint ventures including smaller land sale gains.  The decrease in FFO was partially offset by lower interest expense and smaller non-cash charges to record the decline in value of certain investment securities, compared to the year ago quarter.

Net loss was $8.4 million for the third quarter of 2009, compared to net income of $9.2 million for the three months ended September 30, 2008.  On a per share basis, net loss was $0.10 (basic and diluted) for the quarter, compared to net income of $0.14 per share for the same three-month period in 2008.  Approximately $0.02 of the decrease in net income per share was due to additional shares the Company issued as a result of its May 2009 equity offering.  The decrease in net income for the quarter was primarily due to the aforementioned items that negatively impacted FFO for the quarter, plus an increase in depreciation and amortization expenses related to the non-cash write-off of tenant improvements related to vacancies.

For the nine months ended September 30, 2009, FFO was $48.6 million, compared to $69.2 million in the same period last year.  FFO per share for the nine-month period decreased to $0.63 per share from $1.05 per share for the same period of 2008.  Approximately $0.09 of the decrease in FFO per share for the nine-month period is due to the additional shares issued by the Company in conjunction with its equity offering in May.  FFO for the nine months ended September 30, 2009 decreased from the comparable prior year period due to the same items that negatively impacted FFO for the third quarter of 2009.  Additionally, FFO for the nine-months ended September 30, 2009 decreased from the prior year period due to lowered estimates of revenues from current tenants, increased bad debt expense, larger impairment charges on assets that were subsequently sold, and lower gains from sales of interests in properties owned in the joint venture with Inland Real Estate Exchange Corporation (IREX).  The decrease in FFO for the nine-month period was partially offset by lower interest expense and smaller impairment charges on investment securities versus the prior year period, as well as $6.9 million of gains on extinguishment of debt during the nine months ended September 30, 2009, versus no gains on extinguishment of debt in the same period prior year.

FFO, adjusted for non-cash impairment charges, net of taxes, and gains on extinguishment of debt was $60.2 million for the nine months ended September 30, 2009, compared to $73.5 million for the nine months ended September 30, 2008.  On a per share bases, FFO, adjusted for the above items was $0.79 per share (basic and diluted) for the quarter, compared to $1.11 per share in the third quarter of 2008.

Net income for the nine months ended September 30, 2009 was $2.4 million, compared to $28.7 million in the prior year period.  Net income per share was $0.03 for the nine months ended September 30, 2009, compared to $0.43 per share for the same period in 2008.  The decrease in net income for the nine-month period was primarily due to the same items that negatively impacted FFO for the nine months ended September 30, 2009, plus an increase in depreciation and amortization expense.

 “We continue to work our way through a difficult overall operating environment,” said Mark Zalatoris, Inland Real Estate Corporation’s president and chief executive officer. “Performance for the quarter reflects the challenges that remain within the retail sector and the resulting impact on certain of our assets, including current development joint venture projects.  However, we are encouraged by the quarter-to-quarter improvements in portfolio operations taking place over the year. This includes leasing volume that has steadily increased from the beginning of the year.  We are planning for the future and will continue to place strong emphasis on leasing and property management.”

Zalatoris added, “Strengthening our financial position is also key and addressing $128 million in debt maturities this quarter is one step toward that goal.  We also intend to take advantage of availability and attractive terms in the debt and equity markets to further improve our liquidity position.”

Portfolio Performance
For the quarter, the Company generated total revenues of $42.4 million, a decrease of 11.3 percent from $47.8 million recorded in the third quarter of 2008.  Total revenues for the nine months ended September 30, 2009 decreased 10.1 percent to $129.4 million from $143.8 million in the same period prior year.  Three and nine-month revenues decreased from the comparable prior year periods primarily due to lower rental and tenant recovery income resulting from certain big-box tenant bankruptcies, increased vacancy, lower revenues from current tenants, and decreased income from IREX joint venture properties, while those properties were consolidated.  Rental income from properties acquired through this joint venture is recorded as consolidated income until those properties become unconsolidated with the first sale of ownership interest to investors.

The Company evaluates its overall portfolio by analyzing the operating performance of properties that have been owned and operated for the same three and nine-month periods during each year.  A total of 121 of the Company’s investment properties satisfied this criterion during these periods and are referred to as “same store” properties.

For the quarter, same store net operating income, a non-GAAP measure used to measure the performance of the Company’s investment properties, was $28.8 million, a decrease of 5.5 percent compared to $30.5 million in the third quarter of 2008.  For the nine months ended September 30, 2009, same store net operating income was $85.5 million, a decrease of 7.0 percent compared to $91.9 million for the same period prior year.  The decline in same store net operating income for the quarter was primarily due to lower rental and recovery revenues resulting from certain tenant bankruptcies and increased vacancy.

For the nine-month period, the decrease in same store net operating income was due to the aforementioned items, as well as lowered estimates for rental and tenant recovery revenues from current tenants.  The Company has successfully re-tenanted certain vacancies created by big-box chain failures and expects to record additional revenues from replacement tenants in the fourth quarter of 2009.

As of September 30, 2009, financial occupancy for the Company’s same store portfolio was 92.5 percent, compared to 91.2 percent as of June 30, 2009, and 94.4 percent as of September 30, 2008.  The majority of the sequential increase is related to temporary Halloween store leases entered into during the quarter.

Leasing
For the three months ended September 30, 2009, the Company executed a total of 90 leases aggregating 552,289 square feet of gross leasable area (GLA).  This included 56 renewal leases comprising 393,863 square feet of GLA with an average rental rate of $11.95 per square foot, representing an increase of 4.1 percent over the average expiring rate. The 33 new leases signed during the quarter comprise 146,704 square feet of GLA with an average rental rate of $13.54 per square foot, representing a decrease of 25.5 percent over the average expiring rental rate.  Excluding one lease for a former Linens N Things space and non-consolidated leasing activity, total portfolio new lease spreads decreased 2.6 percent.  One non-comparable lease was signed during the quarter for 11,722 square feet of GLA, with a rental rate of $18.94 per square foot.

Leased occupancy for the total portfolio as of September 30, 2009, was 94.1 percent, compared to 92.9 percent as of June 30, 2009, and 94.8 percent as of September 30, 2008.  Financial occupancy for the total portfolio was 93.3 percent as of September 30, 2009, compared to 91.9 percent as of June 30, 2009, and 94.0 percent as of September 30, 2008.  The majority of the sequential increase in leased and financial occupancy is related to temporary Halloween store leases entered into during the quarter.

EBITDA, Balance Sheet, Market Value and Liquidity
Earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted for non-cash impairment charges, net of taxes, and gains on extinguishment of debt was $31.9 million for the quarter, compared to $38.7 million for the third quarter 2008.  For the nine months ended September 30, 2009, EBITDA, as adjusted, was $95.8 million, compared to $115.2 million in the prior year period.  A definition and reconciliation of EBITDA to income from continuing operations is provided at the end of this news release.

EBITDA coverage of interest expense, adjusted for non-cash impairment charges, net of taxes, and gains on extinguishment of debt was 2.9 times for the three months ended September 30, 2009, compared to 2.6 times for the prior quarter and 2.7 times for the third quarter of 2008.  The Company has provided EBITDA and related non-GAAP coverage ratios as supplemental disclosure because the Company believes such disclosure provides useful information excluding the impact of the Company's capital structure.

As of September 30, 2009, the Company had $35.0 million outstanding on its unsecured line of credit facility.  During the quarter the Company utilized funds drawn on its line of credit facility to purchase an additional $5.0 million in principal of its convertible senior notes at a discount to the contract amount resulting in a net gain on retirement of debt of $263,000.  Subsequent to the debt purchase, $125.0 million in principal amount of the convertible notes remains outstanding.

During the quarter, the Company retired in advance of the 2010 maturity dates two consolidated mortgage notes totaling $12.4 million at a five percent discount to the original loan amounts, recognizing a gain of $619,000 on early retirement of debt.  Subsequent to the close of the quarter, the Company retired its sole remaining 2009 consolidated secured debt maturity of $7.4 million on its maturity date in October and retired in advance of its 2012 maturity date one consolidated mortgage note of $11.0 million at a ten percent discount to the original loan amount.  The Company continues to proactively explore with lenders financing options for consolidated mortgage debt that is scheduled to mature in the first half of 2010.

As of September 30, 2009, the Company had an equity market capitalization of $739.3 million and $953.5 million of total debt outstanding (including the pro-rata share of debt in unconsolidated joint ventures) for a total market capitalization of approximately $1.7 billion and a debt-to-total market capitalization of 56.3 percent.  Including the convertible notes, 70.1 percent of consolidated debt bears interest at fixed rates.  As of September 30, 2009, the weighted average interest rate on this debt was 4.88 percent.

Joint Venture Activity

In August the Company's joint venture with New York State Teachers Retirement System (NYSTRS) replaced an $11.8 million mortgage loan on a neighborhood center, due to mature January 2010, with a $12.0 million amortizing loan. The new loan has a five-year term at a fixed rate of 6.5 percent.  There is no additional mortgage debt maturing in the joint venture with NYSTRS until March 2011.

During the quarter the Company's joint venture with TMK Development sold for $4.7 million a free standing 14,280 square foot retail store built in 2008 at the Savannah Crossing development in Aurora, IL under a 25-year triple net lease to Walgreen Company.   In conjunction with the sale, the Company recorded a gain of approximately $800,000 in equity in earnings (loss) on unconsolidated joint ventures.

The Company’s development joint ventures with established partners include seven properties in various stages of development.  Completion timelines for certain development projects have been extended due to challenging market conditions.  Accordingly, in August the joint ventures completed negotiations with lenders to restructure and extend, for up to two years, construction loans that matured in 2009 on three unconsolidated development joint venture projects including North Aurora Town Centre in North Aurora, IL; Orchard Crossing in Fort Wayne, IN; and Lantern Commons in Westfield, IN.  In conjunction with the refinancings, the Company invested approximately $19.0 million in preferred equity to pay down principal on the loans and negotiated dollar for dollar reductions of loan guarantees on certain projects.  As of September 30, 2009, the Company has a current equity investment of $56.7 million in development joint venture projects and is obligated under loan guarantees for up to $15.5 million.  Additionally, the Company purchased the mortgage on Southshore Shopping Center in Boise, ID from the lender, at a discount and became a lender to the joint venture.  Subsequent to the end of the quarter, the Company extended the maturity date to the joint venture to October 2010.

Given the ongoing difficult market conditions, the Company also evaluated its investments in unconsolidated development joint venture properties for impairment by estimating its ability to recover the investments from future property cash flows.  As a result of its review, during the quarter the Company recorded non-cash aggregate impairment charges of $15.7 million, an amount equal to its pro rata share on three development projects: North Aurora Town Centre Phases II and III, Lantern Commons, and the Shops at Lakemoor in Lakemoor, IL.

Dividends

In August, September and October 2009 the Company paid monthly cash dividends to stockholders of $0.0475 per common share.  The Company expects to pay aggregate annual dividends in an amount equal to 100 percent of its estimated taxable income for 2009.

Guidance:

Full year 2009 FFO per common share (basic and diluted), adjusted for non-cash impairment charges, net of taxes, and gains on extinguishment of debt is projected to be in the range of $1.03 to $1.06.

Conference Call/Webcast
Management will host a conference call to discuss the Company’s financial and operational results on Wednesday, November 4, 2009 at 2:00 p.m. CT (3:00 p.m. ET).  Hosting the conference call will be Mark Zalatoris, President and Chief Executive Officer; Brett Brown, Chief Financial Officer, and Scott Carr, President of Property Management. The live conference call can be accessed by dialing 1-800-860-2442 (toll free) for callers within the United States, 1-866-605-3852 (toll free) for callers dialing from Canada, or 1-412-858-4600 for other international callers.  The conference call also will be available via live webcast on the Company’s website at www.inlandrealestate.com.  The conference call will be recorded and available for replay beginning at 4:00 p.m. CT (5:00 p.m. ET) on November 4, 2009, until 8:00 a.m. CT (9:00 a.m. ET) on November 19, 2009.  Interested parties can access the replay of the conference call by dialing 1-877-344-7529 or 1-412-317-0088 for international callers, and entering the replay passcode 434079#.  An online playback of the webcast will be archived for approximately one year in the investor relations section of the Company’s website.

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that currently owns interests in 139 open-air neighborhood, community, power, and lifestyle retail centers and single tenant properties located primarily in the Midwestern United States, with aggregate leasable space of more than 14 million square feet.  Additional information on Inland Real Estate Corporation, including a copy of the Company’s supplemental financial information for the three and nine months ended September 30, 2009, is available at www.inlandrealestate.com.

This press release contains forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements.  Please refer to the documents filed by Inland Real Estate Corporation with the SEC, specifically  the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the Form 10-Q for the quarter ended June 30, 2009,  for a more complete discussion of these risks and uncertainties.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets
September 30, 2009 and December 31, 2008
(In thousands except per share data)

	September 30, 2009 (unaudited)	December 31, 2008
Assets:

Investment properties:
Land	$333,433	336,917
Construction in progress	2,079	258
Building and improvements	915,698	926,455

	1,251,210	1,263,630
Less accumulated depreciation	299,723	279,945

Net investment properties	951,487	983,685

Cash and cash equivalents	7,791	5,180
Investment in securities	10,994	8,429
Accounts receivable, net	43,352	47,305
Investment in and advances to unconsolidated joint ventures	135,076	152,916
Acquired lease intangibles, net	15,107	18,055
Deferred costs, net	8,457	9,612
Other assets	10,975	11,649

Total assets	$1,183,239	1,236,831

Liabilities:

Accounts payable and accrued expenses	$36,234	30,621
Acquired below market lease intangibles, net	2,425	2,793
Distributions payable	4,009	5,431
Mortgages payable	400,322	479,935
Term Loan	140,000	140,000
Line of credit facility	35,000	52,000
Convertible notes (1)	123,446	159,661
Other liabilities	11,194	14,166

Total liabilities	752,630	884,607

Commitments and contingencies

Stockholders' Equity:

Preferred stock, $0.01 par value, 6,000 Shares authorized; none issued and outstanding at September 30, 2009 and December 31, 2008	-	-
Common stock, $0.01 par value, 500,000 Shares authorized; 84,399 and 66,498 Shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	844	665
Additional paid-in capital (net of offering costs of $64,294 and $58,816 at September 30, 2009 and December 31, 2008, respectively)	747,945	636,199
Accumulated distributions in excess of net income	(324,005)	(284,551)
Accumulated other comprehensive income (loss)	4,066	(2,235)

Total stockholders' equity	428,850	350,078

Noncontrolling interest	1,759	2,146

Total equity	430,609	352,224

Total liabilities and stockholders' equity	$1,183,239	1,236,831

(1)

The Company adopted new guidance related to its convertible notes on January 1, 2009.  In connection with this adoption, the Company reclassified $9,627 to Additional Paid in Capital to reflect the equity portion of the convertible notes.  The debt component is recorded net of fair value adjustments in the amount of $1,554 and $4,839 at September 30, 2009 and December 31, 2008, respectively.  This adoption required retrospective application and therefore the balance sheet at December 31, 2008 has been restated, reflecting the adoption.  The total principal amount outstanding was $125,000 and $164,500 as of September 30, 2009 and December 31, 2008, respectively.

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations and Other Comprehensive Income

For the three and nine months ended September 30, 2009 and 2008 (unaudited)

 (In thousands except per share data)

	Three months ended September 30, 2009	Three months ended September 30, 2008	Nine months ended September 30, 2009	Nine months ended September 30, 2008
Revenues
Rental income	$29,877	33,796	90,604	98,422
Tenant recoveries	10,493	12,023	33,081	39,471
Other property income	1,325	698	3,185	2,666
Fee income from unconsolidated joint ventures	678	1,252	2,514	3,282
Total revenues	42,373	47,769	129,384	143,841

Expenses:
Property operating expenses	6,396	6,028	21,964	20,938
Real estate tax expense	8,093	8,312	23,965	24,776
Depreciation and amortization	12,407	11,444	36,243	33,770
Provision for asset impairment	2,095	-	3,918	666
General and administrative expenses	3,240	3,141	9,689	9,732
Total expenses	32,231	28,925	95,779	89,882

Operating income	10,142	18,844	33,605	53,959

Other income	876	363	1,594	3,955
Gain on sale of investment properties	-	-	341	-
Gain on sale of joint venture interest	407	288	1,773	4,263
Gain on extinguishment of debt	882	-	6,931	-
Impairment of investment securities	(156)	(1,172)	(2,660)	(3,682)
Interest expense	(8,212)	(12,163)	(26,725)	(35,331)
Income before equity in earnings (loss) of unconsolidated joint ventures, income tax benefit (expense) of taxable REIT subsidiary and discontinued operations	3,939	6,160	14,859	23,164

Income tax benefit (expense) of taxable REIT subsidiary	1,297	(116)	894	(522)
Equity in earnings (loss) on unconsolidated joint ventures	(13,454)	3,382	(15,560)	5,174
Income (loss) from continuing operations	(8,218)	9,426	193	27,816
Income (loss) from discontinued operations	(39)	(108)	2,485	1,223
Net income (loss)	(8,257)	9,318	2,678	29,039

Less: Net income attributable to the noncontrolling interest	(121)	(124)	(296)	(341)
Net income (loss) available to common stockholders	(8,378)	9,194	2,382	28,698

Other comprehensive income (expense):
Unrealized gain (loss) on investment securities	2,446	(3,199)	3,331	(4,002)
Reversal of unrealized loss to realized loss on investment securities	156	1,172	2,660	3,682
Unrealized gain on derivative instruments	100	54	310	33

Comprehensive income (loss)	$(5,676)	7,221	8,683	28,411

Basic and diluted earnings available to common shares per weighted average common share:

Income (loss) from continuing operations	$(0.10)	0.14	-	0.42
Income (loss) from discontinued operations	-	-	0.03	0.01
Net income (loss) available to common stockholders per weighted average common share – basic and diluted	$(0.10)	0.14	0.03	0.43

Weighted average number of common shares outstanding – basic	84,292	66,136	76,454	65,938
Weighted average number of common shares outstanding – diluted	84,356	66,193	76,512	65,997

Non-GAAP Financial Measures

We consider FFO a widely accepted and appropriate measure of performance for a REIT.  FFO provides a supplemental measure to compare our performance and operations to other REITs.  Due to certain unique operating characteristics of real estate companies, NAREIT has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as ours.  As defined by NAREIT, FFO means net income computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustments for unconsolidated partnership and joint ventures in which the REIT holds an interest.  We have adopted the NAREIT definition for computing FFO.  Management uses the calculation of FFO for several reasons.  We use FFO in conjunction with our acquisition policy to determine investment capitalization strategy and we also use FFO to compare our performance to that of other REITs in our peer group.  Additionally, FFO is used in certain employment agreements to determine incentives payable by us to certain executives, based on our performance.  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by U.S. GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance.  The following table reflects our FFO for the periods presented, reconciled to net income (loss) available to common stockholders for these periods:

	Three months ended September 30, 2009	Three months ended September 30, 2008	Nine months ended September 30, 2009	Nine months ended September 30, 2008

Net income (loss) available to common stockholders	$(8,378)	9,194	2,382	28,698
(Gain) loss on sale of investment properties	-	16	(2,349)	(1,331)
Equity in depreciation and amortization of unconsolidated joint ventures	3,951	2,631	12,458	7,755
Amortization on in-place lease intangibles	564	1,081	2,230	2,693
Amortization on leasing commissions	283	183	1,111	690
Depreciation, net of noncontrolling interest	11,472	10,245	32,718	30,679

Funds From Operations	7,892	23,350	48,550	69,184

Gain on extinguishment of debt	(882)	-	(6,931)	-
Impairment loss, net of taxes:
Provision for asset impairment	2,095	-	3,918	666
Impairment of investment securities	156	1,172	2,660	3,682
Equity in earnings (loss) on unconsolidated joint ventures	13,635	-	13,635	-
Provision for income taxes:
Tax benefit related to current impairment charges, net of valuation allowance	(1,638)	-	(1,638)	-

Funds From Operations, adjusted	$21,258	24,522	60,194	73,532

Net income (loss) available to common stockholders per weighted average common share – basic and diluted	$(0.10)	0.14	0.03	0.43

Funds From Operations, per common share – basic and diluted	$0.09	0.35	0.63	1.05

Funds From Operations, adjusted per common share – basic and diluted	$0.25	0.37	0.79	1.11

Weighted average number of common shares outstanding, basic	84,292	66,136	76,454	65,938

Weighted average number of common shares outstanding, diluted	84,356	66,193	76,512	65,997

EBITDA is defined as earnings (losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and amortization expense; and (4) gains (loss) on non-operating property.  We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our operating performance because it excludes expenses that we believe may not be indicative of our operating performance.  By excluding interest expense, EBITDA measures our operating performance regardless of our capital structure.  By excluding depreciation and amortization expense, we believe we can more accurately assess the performance of our portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other equity REITs.

	Three months ended September 30, 2009	Three months ended September 30, 2008	Nine months ended September 30, 2009	Nine months ended September 30, 2008

Income (loss) from continuing operations	$(8,218)	9,426	193	27,816
Gain on sale of property	(846)	(273)	(1,188)	(954)
Net income attributable to noncontrolling interest	(121)	(124)	(296)	(341)
Income (loss) from discontinued operations, excluding gains	(39)	(92)	477	(108)
Income tax (benefit) expense of taxable REIT subsidiary	(1,297)	116	(894)	522
Interest expense	8,212	12,163	26,725	35,331
Interest expense associated with discontinued operations	-	118	-	487
Interest expense associated with unconsolidated joint ventures	2,813	2,016	8,676	6,066
Depreciation and amortization	12,407	11,444	36,243	33,770
Depreciation and amortization associated with discontinued operations	-	150	84	545
Depreciation and amortization associated with unconsolidated joint ventures	3,951	2,631	12,458	7,755

EBITDA	16,862	37,575	82,478	110,889

Gain on extinguishment of debt	(882)	-	(6,931)	-
Impairment of investment securities	156	1,172	2,660	3,682
Provision for asset impairment	2,095	-	3,918	666
Equity in earnings (loss) on unconsolidated joint ventures	13,635	-	13,635	-

EBITDA, adjusted	$31,866	38,747	95,760	115,237

Total Interest Expense	$11,025	14,297	35,401	41,884

EBITDA: Interest Expense Coverage Ratio	1.5x	2.6x	2.3x	2.6x

EBITDA: Interest Expense Coverage Ratio, adjusted	2.9x	2.7x	2.7x	2.8x